Exhibit 23.1

Consent to Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-121482) pertaining to the Delta 2004 Employee Stock Option Plan and Delta 2004 Pilots Stock Option Plan of Delta Air Lines, Inc. (Debtor-In-Possession) of our reports dated March 1, 2007 with respect to the consolidated financial statements of Delta Air Lines, Inc. (Debtor-In-Possession), Delta Air Lines, Inc.’s (Debtor-In-Possession) management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Delta Air Lines, Inc. (Debtor-In-Possession) included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Atlanta, Georgia
March 1, 2007